EXHIBIT 5


                               February 24, 2000




STRATTEC  SECURITY  CORPORATION
3333  West  Good  Hope  Road
Milwaukee,  Wisconsin  53209

Gentlemen:

     We are providing this opinion in connection with the Registration Statement of STRATTEC SECURITY CORPORATION, a Wisconsin corporation (the "Company"), on Form S-8 (the "Registration Statement"), filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale by the Company of up to 1,200,000 shares of Company common stock, $.01 par value per share (the "Shares"), pursuant to the provisions of the STRATTEC SECURITY CORPORATION Stock Incentive Plan (the "Plan").

     We have examined (i) the Registration Statement, (ii) the Company's Amended and Restated Articles of Incorporation and By-Laws, as amended to date, (iii) the Plan, (iv) the corporate proceedings relating to the adoption of the Plan, the issuance of the Shares and the organization of the Company, and (v) such other documents and records as we have deemed necessary in order to render this opinion. In rendering this opinion, we have relied as to certain factual matters on certificates of officers of the Company and of state officials.

     Based  upon  the  foregoing,  it  is  our  opinion  that:

1. The Company is a corporation validly existing under the laws of the State of Wisconsin and, based solely on a certificate of the Department of Financial Institutions of the State of Wisconsin (the "DFI"); (a) has filed with the DFI during its most recently completed report year the required annual report; (b) is not the subject of a proceeding under Wisconsin Statutes section 180.1421 to cause its administrative dissolution; (c) no determination has been made by the DFI that grounds exist for such action; (d) no filing has been made with the DFI of a decree of dissolution with respect to the Company; and (e) Articles of Dissolution of the Company have not been filed with the DFI.

2. The Shares, when issued as and for the consideration contemplated by the Registration Statement and the Plan, will be validly issued, fully paid and non-assessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case.

     We consent to the filing of this opinion as an Exhibit to the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                                             Yours  very  truly,

                                             REINHART,  BOERNER,  VAN  DEUREN,
                                             NORRIS  &  RIESELBACH,  s.c.

                                             BY     /s/  James  M.  Bedore
                                                --------------------------------
                                                        James  M.  Bedore


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